SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant             [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[  ]     Preliminary Proxy Statement

[  ]     Confidential,  for Use of the Commission  Only (as permitted by Rule
         14a-6(e)(2))

[X]      Definitive Proxy Statement

[  ]     Definitive additional Materials

[  ]     Soliciting  Material  Pursuant to Section  240.14a-11(c)  or Section
         240.14a-12

                     BIRNER DENTAL MANAGEMENT SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[  ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)      Title of each class of securities to which transaction applies:
         --------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:
         --------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         --------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:
         --------------------------------------------------------------
(5)      Total fee paid:
         --------------------------------------------------------------

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
         --------------------------------------------------------------
(2)      Form, Schedule or Registration Statement No.:
         --------------------------------------------------------------
(3)      Filing Party:
         --------------------------------------------------------------
(4)      Date Filed:
         --------------------------------------------------------------

                     BIRNER DENTAL MANAGEMENT SERVICES, INC.
                       3801 EAST FLORIDA AVENUE, SUITE 508
                             DENVER, COLORADO 80210


                                                                  May 10, 2002


TO THE SHAREHOLDERS OF BIRNER
DENTAL MANAGEMENT SERVICES, INC.:

You are cordially invited to attend the 2002 Annual Meeting of Shareholders (the "Meeting") of Birner Dental Management Services, Inc. (the "Company"), to be held on Thursday, June 6, 2002, at 10:00 a.m., Mountain Time, at the Company's offices, 3801 East Florida Avenue, Suite 508, Denver, Colorado 80210.

Please read the enclosed Annual Report to Shareholders on Form 10-K and Proxy Statement for the Meeting. Whether or not you plan to attend the Meeting, please sign, date and return the proxy card in the enclosed envelope to Computershare Trust Company, Inc. as soon as possible so that your vote will be recorded. If you attend the Meeting, you may withdraw your proxy and vote your shares in person.

Very truly yours,

BIRNER DENTAL MANAGEMENT SERVICES, INC.



By:      /s/ Frederic W.J. Birner
         -----------------------------------
         Name:    Frederic W.J. Birner
         Title:   Chairman of the Board and Chief Executive Officer

                     BIRNER DENTAL MANAGEMENT SERVICES, INC.
                       3801 EAST FLORIDA AVENUE, SUITE 508
                             DENVER, COLORADO 80210

                           ---------------------------


                           NOTICE OF ANNUAL MEETING OF
                                  SHAREHOLDERS
                             TO BE HELD JUNE 6, 2002

                           ---------------------------


TO OUR SHAREHOLDERS:

The 2002 Annual Meeting of Shareholders (the "Meeting") of Birner Dental Management Services, Inc., a Colorado corporation (the "Company"), will be held on Thursday, June 6, 2002, at 10:00 a.m., Mountain Time, at the Company's offices, 3801 East Florida Avenue, Suite 508, Denver, Colorado 80210, for the following purposes:

(1) to elect two Class II directors to serve for a term of three years or until their successors are duly elected and qualified;
(2) to vote upon a proposal to approve an amendment to increase the number of shares of the Company's Common Stock available under the 1995 Employee Stock Option Plan to 329,250 shares;
(3) to consider and vote upon the stockholder proposal set forth on page 13 in the accompanying Proxy Statement.
(4) to consider such other matters as may properly come before the Meeting and at any and all adjournments thereof.

Only shareholders of record at the close of business on April 5, 2002 are entitled to notice of and to vote at the Meeting.

                       BY ORDER OF THE BOARD OF DIRECTORS


                              /s/ Dennis N. Genty
                              ---------------------
                              Name: Dennis N. Genty
                              Title:   Chief Financial Officer, Secretary
                              and Treasurer

Denver, Colorado
May 10, 2002

A PROXY CARD IS ENCLOSED. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PREPAID, ADDRESSED ENVELOPE TO COMPUTRESHARE TRUST COMPANY, INC. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                     BIRNER DENTAL MANAGEMENT SERVICES, INC.
                       3801 EAST FLORIDA AVENUE, SUITE 508
                             DENVER, COLORADO 80210


                                 Proxy Statement


                         ANNUAL MEETING OF SHAREHOLDERS
                             To be held June 6, 2002

                           ---------------------------


                               GENERAL INFORMATION

The enclosed proxy is solicited by and on behalf of the Board of Directors of Birner Dental Management Services, Inc., a Colorado corporation (the "Company"), for use at the Company's 2002 Annual Meeting of Shareholders (the "Meeting") to be held at 10:00 a.m., Mountain Time, on Thursday, June 6, 2002, at the Company's offices, 3801 East Florida Avenue, Suite 508, Denver, Colorado 80210, and at any and all adjournments thereof. This Proxy Statement and the accompanying form of proxy are first being mailed or given to the shareholders of the Company on or about May 10, 2002.

The Company's Annual Report on Form 10-K (the "Annual Report"), which includes audited financial statements for the fiscal year ended December 31, 2001, is being mailed to shareholders of the Company simultaneously with this Proxy Statement.


                 INFORMATION CONCERNING SOLICITATION AND VOTING

All voting rights are vested exclusively in the holders of the Company's Common Stock, without par value. Each share of the Company's Common Stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. Holders of a majority of shares entitled to vote at the Meeting, when present in person or by proxy, constitute a quorum. On April 5, 2002, the record date for shareholders entitled to vote at the Meeting, 1,506,705 shares of the Company's Common Stock, without par value, were issued and outstanding.

Proxies in the enclosed form will be effective if properly executed and returned prior to the Meeting in the enclosed envelope to Computershare Trust Company, Inc., Proxy Department, P.O. Box 1596, Denver, Colorado 80201-1596. The Common Stock represented by each effective proxy will be voted at the Meeting in accordance with the instructions on the proxy. If no instructions are indicated on a proxy, all Common Stock represented by such proxy will be voted FOR election of the nominees named in the proxy as Class II directors, FOR the approval to increase the number of shares of the Company's Common Stock available under the 1995 Employee Stock Option Plan to 329,250 shares, AGAINST the shareholder proposal, and, as to any other matters of business which properly come before the Meeting, by the named proxies at their discretion.

Any shareholder signing and mailing the enclosed proxy may revoke it at any time before it is voted by giving written notice of the revocation to the Company, by voting in person at the Meeting or by filing at the Meeting a later executed proxy.

When a quorum is present, in the election of directors, the nominees having the highest number of votes cast in favor of their election will be elected to the Company's Board of Directors. With respect to any other matter that may properly come before the Meeting, unless a greater number of votes are required by law or by the Company's Amended and Restated Articles of Incorporation, a matter will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition.

Abstentions, broker non-votes (i.e., shares held by brokers or nominees as to which the broker or nominee indicates on a proxy that it does not have discretionary authority to vote) and any other shares not voted will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of the election of Class II directors, the approval to increase the number of shares of our Common Stock available under our 1995 Employee Stock Option Plan to 329,250 shares, the shareholder proposal, or of any other matter which properly may come before the Meeting, abstentions, broker non-votes and any other shares not voted will not be considered as votes cast. Thus, abstentions, broker non-votes and any other shares not voted will have no impact in the election of Class II directors, the approval to increase the number of shares of our Common Stock available under our 1995 Employee Stock Option Plan to 329,250 shares, the shareholder proposal, or any other matter which properly may come before the Meeting so long as a quorum is present.

The Company will pay the cost of soliciting proxies in the accompanying form. The Company has retained the services of Computershare Trust Company, Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is approximately $1,400 plus out-of-pocket expenses. Although there are no formal agreements to do so, proxies may be solicited by officers and other regular employees of the Company by telephone or by personal interview for which employees will not receive additional compensation. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.


                  Proposal one: ELECTION OF class II DIRECTORS

General

The Company's Amended and Restated Articles of Incorporation provide for the classification of the Company's Board of Directors. The Board of Directors is divided into three classes. One class stands for re-election at each annual meeting of shareholders. The Board of Directors has set the size of the Board at six members. The Board of Directors currently is classified into two Class II directors whose terms will expire upon the election and qualification of directors at the annual meeting of shareholders held in 2002 (Dennis N. Genty and Steven M. Bathgate); two Class III directors whose terms will expire upon the election and qualification of directors at the annual meeting of shareholders held in 2003 (Frederic W.J. Birner and Mark A. Birner, D.D.S.) and two Class I directors whose terms will expire upon the election and qualification of directors at the annual meeting of shareholders held in 2004 (James M. Ciccarelli and Paul E. Valuck, DDS). At each annual meeting of shareholders, directors will be elected by the shareholders of the Company for a full term of three years to succeed those directors whose terms are expiring. The powers and responsibilities of each class of directors are identical. All directors shall serve until their successors are duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Proxies cannot be voted for a greater number of persons than the number of nominees named therein. Unless authority to vote is withheld, the persons named in the enclosed form of proxy will vote the shares represented by such proxy FOR the election of the nominees for director named below. If, at the time of the Meeting, the nominees shall have become unavailable for any reason for election as a director, the persons entitled to vote the proxy will vote for such substitute nominee, if any, as they determine in their discretion. If elected, the nominees will hold office until the year 2005 annual meeting of shareholders or until their successors are elected and qualified.

Class II Director Nominees

The Board of Directors unanimously recommends that the shareholders vote FOR election of the following nominees as Class II directors of the Company.

             Name                                  Age                    Position                  Director Since
             ----                                  ---                    --------                  --------------
      Dennis N. Genty                              44      Chief Financial Officer,                     1995
                                                           Secretary, Treasurer and Director
      Steven M. Bathgate                           47      Director                                     1998


Continuing Directors

The persons named below will continue to serve as directors of the Company until the annual meeting of shareholders in the year indicated below and until their successors are elected and take office. Shareholders are not voting on the election of the Class I and Class III directors. The following table shows the names, ages and positions of each continuing director.

      Class III - Term Expires in 2003
      --------------------------------

                    Name                           Age                   Position                  Director Since
                    ----                           ---                   --------                  --------------

      Frederic W.J. Birner                         44       Chairman of the Board, Chief                1995
                                                            Executive Officer and Director
      Mark A. Birner, D.D.S.                       42       President and Director                      1995


      Class I - Term Expires in 2004
      ------------------------------
                     Name                          Age                   Position                Director Since
                     ----                          ---                   --------                --------------
     James M. Ciccarelli                           49       Director                                    1996
     Paul E. Valuck, D.D.S.                        45       Director                                    2001



                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 13, 2002, by (i) all persons known by the Company to be the beneficial owners of 5% or more of the Common Stock, (ii) each director, (iii) each of the executive officers, and
(iv) all executive officers and directors as a group. Unless otherwise indicated, the address of each of the persons named below is in care of the Company, 3801 East Florida Avenue, Suite 508, Denver, Colorado 80210.

                                                           Number of Shares
                 Name of Beneficial Owner                 Beneficially Owned         Percent of Class (1)(2)
                 ------------------------                 ------------------         -----------------------
    Frederic W.J. Birner (3)....................                 200,786                       13.2%
    Mark A. Birner, D.D.S. (4)..................                 197,492                       13.0%
    Dennis N. Genty (5).........................                 134,946                        8.9%
    Lee Schlessman (6).........................                  131,785                        8.7%
    Steven M. Bathgate (7)......................                 103,019                        6.8%
    Paul E. Valuck, D.D.S.....................                     5,273                         *
    James M. Ciccarelli (8).....................                   4,209                         *
    All executive officers and directors (six
    persons) (9)................................                 645,725                       41.2%


* Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days of March 13, 2002, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Percentage of ownership is based on 1,506,705 shares of Common Stock outstanding at March 13, 2002.

(3) Includes 14,880 shares of Common Stock that are issuable upon the exercise of options that are currently exercisable and 2,293 shares of Common Stock that are issuable upon the exercise of warrants that are currently exercisable. Includes 2,125 shares of Common Stock owned by his wife. Mr. Birner disclaims beneficial ownership of all shares held by his wife.

(4) Includes 14,527 shares of Common Stock that are issuable upon the exercise of options that are currently exercisable and 2,293 shares of Common Stock that are issuable upon the exercise of warrants that are currently exercisable.

(5) Includes 12,235 shares of Common Stock that are issuable upon the exercise of options that are currently exercisable and 2,293 shares of Common Stock that are issuable upon the exercise of warrants that are currently exercisable. Includes 118,443 shares of Common Stock owned by his wife. Mr. Genty disclaims beneficial ownership of all shares held by his wife.

(6) Includes 61,753 shares of Common Stock over which Mr. Schlessman has sole voting power pursuant to certain powers of attorney, but for which he disclaims beneficial ownership. The address for Mr. Schlessman is 1301 Pennsylvania Street, Suite 800, Denver, CO 80203.

(7) Includes 6,250 shares of Common Stock that are issuable upon the exercise of options that are currently exercisable. Includes 37,625 shares of Common Stock owned by his wife. Mr. Bathgate disclaims beneficial ownership of all shares held by his wife. Includes 23,500 shares of Common Stock owned by Bathgate Family Partnership Ltd. Mr. Bathgate disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(8) Includes 3,750 shares of Common Stock that are issuable upon the exercise of options that are currently exercisable and 459 shares of Common Stock that are issuable upon the exercise of warrants that are currently exercisable.

(9) Includes 58,980 shares of Common Stock issuable upon the exercise of options and warrants held by all executive officers and directors as a group that are currently exercisable or are exercisable within 60 days.

There has been no change in control of the Company since the beginning of its last fiscal year, and there are no arrangements known to the Company, including any pledge of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.


                        DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning each of the directors and executive officers of the Company. All directors shall serve until their successors are duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Officers are appointed by and serve at the discretion of the Board of Directors.



                Name      Age                                  Position
                ----      ---                                  --------
Frederic W.J. Birner      44     Chairman of the Board, Chief Executive Officer and Director
Mark A. Birner, D.D.S.    42     President and Director
Dennis N. Genty           44     Chief Financial Officer, Secretary, Treasurer and Director
James M. Ciccarelli       49     Director
Steven M. Bathgate        47     Director
Paul E. Valuck, D.D.S.    45     Director


Business Biographies

Frederic W.J. Birner is a founder of the Company and has served as Chairman of the Board and Chief Executive Officer since the Company's inception in May 1995. From May 1992 to September 1995, he was employed as a Senior Vice President in the Corporate Finance Department at Cohig & Associates, Inc., an investment banking firm. From 1983 to February 1992, Mr. Birner held various positions with Hanifen, Imhoff, Inc., an investment banking firm, most recently as Senior Vice President in the Corporate Finance Department. Mr. Birner received his M.S. degree from Columbia University and his B.A. degree from The Colorado College. Mr. Birner is the brother of Mark A. Birner, D.D.S.

Mark A. Birner, D.D.S. is a founder of the Company and has served as President, and as a director, since the Company's inception in May 1995. From February 1994 to October 1995, Dr. Birner was the owner and operator of three individual dental practices. From 1986 to February 1994, he was an associate dentist with Family Dental Group. Dr. Birner received his D.D.S. and B.A. degrees from the
University of Colorado and completed his general practice residency at the University of Minnesota. Dr. Birner is the brother of Frederic W.J. Birner.

Dennis N. Genty is a founder of the Company and has served as Secretary since May 1995, and as Chief Financial Officer, Treasurer, and as a director, since September 1995. From October 1992 to September 1995, he was employed as a Vice President in the Corporate Finance Department at Cohig & Associates, Inc., an investment banking firm. From May 1990 to October 1992, he was a Vice President in the Corporate Finance Department at Hanifen, Imhoff, Inc., an investment banking firm. Mr. Genty received his M.B.A. degree from Columbia University and his B.S. degree from the Colorado School of Mines.

James M. Ciccarelli joined the Company as a consultant in August 1996 and has served as a director since November 1996. Mr. Ciccarelli has been Chairman of the Board of TeleConnex Solutions, LLC (formerly ActiveLink Communications and CommWorld International) since October 1998. Mr. Ciccarelli served as Chairman of the Board of Wireless Telecom, Inc., a wireless data and network service provider from March 1993 to January 2000. In addition Mr. Ciccarelli served as their Chief Executive Officer from March 1993 to October 1998. From September 1990 to March 1993, Mr. Ciccarelli was a Vice President of Intelligent Electronics, a high technology distribution and services company, and the President and CEO of its Reseller Network Division. From November 1988 to September 1990, Mr. Ciccarelli was the President of Connecting Point of America, a franchisor of retail computer stores.

Steven M. Bathgate became a director of the Company effective upon consummation of the Company's initial public offering in February 1998. Mr. Bathgate has served as a principal of Bathgate McColley Capital Corp. LLC, an investment banking firm, since its formation in January 1996. Mr. Bathgate held a number of positions from 1985 to 1996 at Cohig & Associates, Inc., an investment banking firm, including Chairman and Chief Executive Officer.

Paul E. Valuck, D.D.S. was in private dental practice in Denver from September 1985 until November 1995. From November 1995 until December 1997, Dr. Valuck practiced as an affiliated dentist with the Company. Since January 1998 Dr. Valuck has been in private dental practice in Denver. Dr. Valuck received his D.D.S. and his B.S. Pharmacy degree from the University of Colorado.

CERTAIN TRANSACTIONS

The Company's Chief Executive Officer, Frederic W.J. Birner, is indebted to the Company on an unsecured basis in the amount of $112,134. Principal and interest (at 7% per annum) are due December 31, 2002. The Company's President, Mark A. Birner, is indebted to the Company on an unsecured basis in the amount of $94,065. Principal and interest (at 7% per annum) are due December 31, 2002. The Company's Chief Financial Officer, Dennis N. Genty, is indebted to the Company on an unsecured basis in the amount of $78,280. Principal and interest (at 7% per annum) are due December 31, 2002.

                       Directors' Meetings and Committees

The entire Board of Directors met 11 times during the year ended December 31, 2001, including five actions by unanimous consent. Each incumbent director attended 100% of the board meetings. The Audit Committee is comprised of outside directors and the full Board of Directors acts as the Company's Compensation Committee.

         Audit Committee

The Audit Committee has as its primary responsibilities the recommendation of an independent public accountant to audit the annual financial statements of the Company, the review of internal and external audit functions, the review of internal accounting controls, the review of annual financial statements, and a review at its discretion of compliance with corporate policies and codes of conduct. The Audit Committee is comprised of outside directors. The current members of the Audit Committee are Steven M. Bathgate, James M. Ciccarelli (Chairman) and Paul E. Valuck, D.D.S. The Board of Directors has reviewed Rule 4200(a)(14) of the National Association of Securities Dealers and has determined that Messrs. Ciccarelli, Bathgate and Valuck are independent directors as defined in that Rule. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as Appendix A to the Company's 2001 Proxy Statement. The Audit Committee met two times in 2001 at which all members were present.

         Compensation Committee

Currently, the full Board of Directors is acting as the Compensation Committee. The Compensation Committee determines officers' salaries and bonuses and administers the grant of stock options and other awards pursuant to the Birner Dental Management Services, Inc. 1995 Employee Plan (the "Employee Plan") and the Birner Dental Management Services, Inc. 1995 Stock Option Plan for Managed Dental Centers. The Compensation Committee met five times in 2001 at which all members were present.

                       DIRECTOR AND EXECUTIVE COMPENSATION

Director Compensation

Directors currently do not receive any cash compensation from the Company for their services as directors and are not presently reimbursed for expenses in connection with attendance at Board of Directors and committee meetings.

Executive Compensation

Summary Compensation

The following table sets forth the compensation paid by the Company to the Chief Executive Officer and each of the executive officers of the Company who were paid total salary and bonus exceeding $100,000 during the fiscal year ended December 31, 2001 (the "Named Executive Officers").


                           Summary Compensation Table

                                                                                      Long-Term
                                                         Annual Compensation        Compensation
                                                         -------------------          Securities
                                                                                     Underlying        All Other
Name and Principal Position              Fiscal Year    Salary        Bonus       Options/Warrants   Compensation
---------------------------              ----------     ------        -----       ----------------   ------------
Frederic W.J. Birner                        1999          $210,691     $     -                  -        $2,528 (1)
    Chairman of the Board and               2000          $223,413     $     -                  -        $2,006 (1)
    Chief Executive Officer                 2001          $225,000     $ 10,000                 -        $1,125 (1)



Mark A. Birner, D.D.S.                      1999          $140,897     $     -                  -        $2,536 (1)
    President and Director                  2000          $148,942     $     -                  -        $1,893 (1)
                                            2001          $150,000     $10,000                  -        $1,125 (1)



Dennis N. Genty                             1999          $141,382     $     -                  -        $2,121 (1)
    Chief Financial Officer                 2000          $148,942     $     -                  -        $2,681 (1)
    Treasurer, Secretary and                2001          $150,000     $10,000                  -        $1,125 (1)
    Director


------------------------------------
(1) 401(k) contributions paid for by the Company on behalf of each named executive officer.

Option Grants

No stock options were granted during the fiscal year ended December 31, 2001 to any Named Executive Officer.

Option Exercises and Holdings

The following table sets forth for the Named Executive Officers the number and value of securities underlying unexercised in-the-money options held as of December 31, 2001. None of the Named Executive Officers exercised any options during the fiscal year ended December 31, 2001.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                                            Number of Securities
                                           Underlying Unexercised               Value of Unexercised,
                                               Options Held at                 In-the-Money Options at
                                              December 31, 2001                 December 31, 2001 (1)
                                       ------------------------------      --------------------------
Name                                   Exercisable          Unexercisable     Exercisable    Unexercisable
----                                   ------------         -------------     -----------    -------------
Frederic W.J. Birner                    14,880                    -           $        -        $       -
Mark A. Birner, D.D.S.                  14,527                    -           $        -        $       -
Dennis N. Genty                         12,235                    -           $        -        $       -

(1) Value is based on the difference between the stock option exercise price and the closing price of the Common Stock on the Nasdaq SmallCap Market on December 31, 2001 of $4.45 per share. The stock price on December 31, 2001 was less than the exercise price of all outstanding options.

Compensation Committee Interlocks and Insider Participation

No executive officer of the Company currently serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or as an executive officer of the Company. See "Director and Executive Compensation" and "Certain Transactions" for a description of transactions between the Company and members of the Board of Directors.

Compensation Committee Report on Executive Compensation

Currently, the entire Board of Directors makes all determinations with respect to executive officer compensation. The following report is submitted by the Board of Directors of the Company, in its capacity as Compensation Committee, pursuant to rules established by the Securities and Exchange Commission, and provides certain information regarding compensation of the Company's executive officers.

The Compensation Committee is responsible for establishing and administering a general compensation policy and program for the Company. The Compensation Committee also possesses all of the powers of administration under the Company's employee benefit plans, including all stock option plans and other employee benefit plans. Subject to the provisions of those plans, the Compensation Committee must determine the individuals eligible to participate in the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

Compensation Policies. The Company's executive compensation policies are designed to complement the Company's business objectives by motivating and retaining quality members of senior management, by aligning management's interests with those of the Company's shareholders and by linking total compensation to the performance of the Company. The Company's executive compensation policies generally consist of equity-based long-term incentives, short-term incentives and competitive base salaries. The Compensation Committee will continue to monitor the performance of the Company and its executive officers in reassessing executive compensation.

Base Salary. The Compensation Committee reviews the base salaries of the Company's executive officers on an annual basis. Base salaries are determined based upon a subjective assessment of the nature and responsibilities of the position involved, the performance of the particular officer and of the Company, the officer's experience and tenure with the Company and base salaries paid to persons in similar positions with companies comparable to the Company.

Annual Bonus. Annual bonuses may be paid to the Company's executive officers at the discretion of the Compensation Committee. The Compensation Committee granted bonuses of $10,000 each to three executive officers during 2001.

Long-Term Incentives. The Company's long-term compensation strategy is focused on the grant of stock options under the stock option plans and warrants, which the Compensation Committee believes rewards executive officers for their efforts in improving long-term performance of the Common Stock and creating value for the Company's shareholders, and which the Compensation Committee believes aligns the financial interests of management with those of the Company's shareholders. During 2001, the Compensation Committee did not grant stock options to the executive officers.

Chief Executive Officer Compensation for Fiscal Year 2001. The compensation for Frederic W.J. Birner during 2001 consisted of his base salary, the rate of which was established in 1999, and a cash bonus of $10,000. Mr. Birner's base salary was not increased in 2001.

                                                     COMPENSATION COMMITTEE
                                                     Frederic W.J. Birner
                                                     Mark A. Birner, D.D.S.
                                                     Dennis N. Genty
                                                     James M. Ciccarelli
                                                     Steven M. Bathgate
                                                     Paul E. Valuck D.D.S.



PERFORMANCE GRAPH

The following line graph compares the percentage change from date of public offering (February 11, 1998) through December 31, 2001 for (i) the Common Stock,
(ii) a peer group (the "Peer Group") of companies selected by the Company that are predominantly dental management companies located in the United States,
(iii) Nasdaq Composite Index and (iv) S&P 500 Composite Index. The companies in the Peer Group are American Dental Partners, Inc., Castle Dental Centers, Inc., Coast Dental Services, Inc., Interdent, Inc. and Monarch Dental Corporation.

                     [THE FOLLOWING TABLE WAS REPRESENTED BY
                      A LINE GRAPH IN THE PRINTED MATERIAL]

                                                              Comparison of Total Returns*

                                          2/11/98             12/31/98         12/31/99           12/31/00         12/31/01
Description                               -------             --------         --------           --------         --------
-----------

Birner Dental Management                  $100.00             $ 50.00          $ 19.64           $ 6.70          $ 15.89
  Services, Inc.
Peer Group                                 100.00               57.57            32.58            11.16             6.69
Nasdaq Composite Index                     100.00              136.69           254.02           152.85           120.79
S&P 500 Composite Index                    100.00              127.17           153.93           139.92           123.29
--------------------------
*Total return based on $100 initial investment and reinvestment of dividends


Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements of the Company with management and has discussed with Hein + Associates LLP ("Hein"), the Company's independent public accountants, the matters required to be discussed under Statements on Auditing Standards No. 61 ("SAS 61"). In addition, the audit committee has received from Hein the written disclosures and the letter required to be delivered by Hein under Independence Standards Board Standard No. 1 ("ISB Standard No. 1") addressing all relationships between the independent public accountants and the Company that might bear on their independence. The audit committee has reviewed the materials to be received from Hein and has met with representatives of Hein to discuss the independence of their firm.

In connection with the new standards for independence of the Company's independent public accountants promulgated by the Securities and Exchange Commission, the audit committee has reviewed the non-audit services currently provided by the Company's independent public accountants and has considered whether the provision of such services is compatible with maintaining the independence of the Company's independent public accountants.

Based on the audit committee's review of the financial statements, its discussion with Hein regarding SAS 61, and the written materials provided by Hein under ISB Standard No. 1 and the related discussion with Hein of their independence, the audit committee has recommended to the Board of Directors that the audited financial statements of the Company be included in its Annual Report 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                THE AUDIT COMMITTEE
                                Steven M. Bathgate
                                James  M.  Ciccarelli (Chairman)
                                Paul E. Valuck D.D.S.



                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Independent Public Accountants

On November 14, 2001, the Company dismissed Arthur Andersen LLP as the Company's principal accountant. The decision to change accountants was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors.

The Report of Arthur Andersen LLP on the financial statements of the Company for either of the past two fiscal years ended December 31, 1999 and 2000 did not contain an adverse opinion or disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope or accounting principles. The Company does not believe that there were any disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, during the past two fiscal years ended December 31, 1999 and 2000 and during the subsequent interim period through November 14, 2001, which, if not resolved to Arthur Andersen LLP's satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement(s) in connection with its Reports.

On November 14, 2001, the Board of Directors engaged Hein as the Company's independent public accountants. Representatives of Hein will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. These representatives will be available to respond to appropriate questions from shareholders at the meeting.

Audit Fees

During the fiscal year ended December 31, 2001, the aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed during the fiscal year ended December 31, 2001 were $32,930 by Arthur Andersen LLP and $30,000 by Hein.

All Other Fees

For the fiscal year ended December 31, 2001, the aggregate fees billed the Company by Arthur Andersen LLP for the audit of the 401(k) retirement savings plan were $8,350.



           PROPOSAL TWO: INCREASE SHARES AVAILABLE UNDER 1995 EMPLOYEE
                                STOCK OPTION PLAN

Amendment

The Board of Directors has determined that, in order to be able to provide additional incentive to the Company's management and selected employees, it is in the best interests of shareholders that the number of shares of Common Stock which the Company is currently authorized to issue pursuant to the exercise of options granted under the 1995 Employee Stock Option Plan (the "Plan") be increased.

The Company is currently authorized to issue up to 229,250 shares of Common Stock under the Plan. As of April 5, 2002, options have been exercised to purchase 2,740 shares, options to purchase up to 224,077 shares of Common Stock were outstanding and 2,433 shares remain available for future grants under the Plan.

At a meeting held on February 28, 2002, the Board of Directors of the Company adopted an amendment to the Plan, subject to the approval of the shareholders of the Company, which increases from 229,250 to 329,250 the number of shares of Common Stock available under the Plan.

The purpose of the amendment is to ensure that the Company has a sufficient number of shares reserved under the Plan to accomplish the Plan's objective of affording selected employees, directors and consultants of the Company who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success. The Company believes that rewarding individuals in this fashion creates an increased interest in, and a greater concern for, its success on the part of the individuals. Options also help to attract and retain employees

The Board of Directors also amended the Plan on February 28, 2002 to provide that, in the event of certain "Changes in Control," all outstanding options shall become immediately vested and exercisable prior to the "Change in Control," notwithstanding any vesting requirements contained in any option agreement.

General

The Plan was adopted by the Board of Directors effective as of October 30, 1995, and was amended as of September 4, 1997. The Plan has been ratified and approved by the Company's shareholders. The following is a summary of the material features of the Plan.

The Plan provides for the grant of incentive stock options, as defined in the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee-directors) and non-statutory stock options to employees, directors and consultants. The Company's Board of Directors or a committee appointed by and serving at the pleasure of the Board, consisting of not less than two directors, administers the Plan. The Board or committee, whichever is appointed to administer the Plan, is called the "Committee." The Committee determines recipients and types of options to be granted, including the exercise price, the number of shares, the grant dates, and the exercisability thereof.

Shares Available for Issuance

A maximum of 329,250 shares of Common Stock after the amendment, and 229,250 shares of the Company's Common Stock prior to the amendment, are available for the issuance upon the exercise of options granted under the Plan. The number of shares available under the Plan, the number of shares subject to outstanding options, and the exercise price per share of such options are subject to adjustment on account of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations or exchanges of stock, or other similar occurrences effecting a change in the outstanding shares without the receipt of additional consideration by the Company. If any option under the Plan terminates or expires, the shares allocable to the unexercised portion of the option will again be available for the purposes of the Plan.

Option Exercise Price and Other Terms

The term of any stock option granted under the Plan may not exceed 10 years. Shares subject to options that have expired or have otherwise terminated without having been exercised in full shall again become available for the grant of options under the Plan. The exercise price of options granted under the Plan is determined by the Committee, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of the shares subject to the option on the date of grant. The fair market value is determined by reference to closing prices on the public market. Options granted under the Plan vest at the rate specified in the option agreements, which generally provide that options vest in three to five equal annual installments. No stock option may be transferred by the optionee other than by will or the laws of descent and distribution. Options shall be exercisable during the optionee's lifetime only by the optionee. Options granted to an optionee terminate upon the earlier to occur of (i) the expiration date set forth in the option agreement, (ii) the termination of employment (or, in the case of directors or consultants, the termination of service), or (iii) the death or disability of the optionee. An optionee whose option terminates for any reason (other than by death or disability) may exercise an option during the three-month period following such termination (unless such option expires sooner by its terms). Options may be exercised for up to twelve months following termination due to death or disability (unless such options expire sooner by their terms). Subject to certain limitations, the Committee may extend the termination date of any stock option granted under the Plan in its sole discretion.

No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant by the committee, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

Amendment and Termination

The Company's Board of Directors may at any time amend, suspend or terminate the Plan except that no action by the Board may impair outstanding options. No amendment to the Plan may be made without shareholder approval that would increase the total number of shares under the Plan (except for any adjustments as described above for stock dividends and other events), reduce the minimum exercise price of options or materially modify the eligibility requirements. Subject to the terms of the Plan, the Board may modify, extend or renew any outstanding option under the Plan, accept the surrender of outstanding options, and authorize the grant of substitute options.

Federal Income Tax Consequences

The grant of an incentive stock option under the Plan does not produce taxable income to the optionee or a tax deduction to the Company. Upon exercise of an incentive stock option, the employee will not realize taxable income and the Company will not be entitled to a compensation deduction; however, the excess of the fair market value over the exercise price may be taxed to the employee under the alternative minimum tax provisions of the Code. The Code imposes a statutory holding period for incentive stock options, which is the later of (1) one year after the shares were transferred to an employee upon exercise of an option or
(2) two years after the date of grant. If an employee sells or otherwise disposes of shares acquired upon the exercise of an incentive stock option prior to meeting the statutory holding period requirements, all or a portion of any gain will be taxed as ordinary income to the employee; in that case, the Company will be entitled to deduct an equal amount as a compensation expense. The amount of ordinary income is the lesser of (1) the difference between the fair market value at the date of exercise and the exercise price, or (2) the gain on the sale (the amount realized less the exercise price). Otherwise, an optionee's disposition of shares acquired upon the exercise of an incentive stock option (including a disposition after the expiration of the statutory holding period) will result in short-term or long-term capital gain or loss measured by the difference between the disposition price and the employee's tax basis in the shares (the tax basis is generally the exercise price plus the amount previously recognized as ordinary income).

The grant of a nonqualified stock option under the Plan does not produce taxable income to the optionee or a tax deduction to the Company. Upon exercise of a nonqualified stock option, the excess of the fair market value of the shares acquired over the exercise price will be taxable to the optionee as ordinary income and will be deductible by the Company as a compensation expense.

The Board of Directors unanimously recommends voting "FOR" the proposal to amend the 1995 Employee Stock Option Plan. Proxies solicited by the Board of Directors will be voted "FOR" approval of the amendment to the 1995 Employee Stock Option Plan.



                      PROPOSAL THREE: SHAREHOLDER PROPOSAL

Shareholder Proposal Relating to Take Immediate Action to Cause the Sale, Merger or Other Disposition of Birner Dental Management Services, Inc.

The Company has been informed that the following shareholder proposal will be presented for a vote at the 2002 Annual Meeting. The Board of Directors recommends a vote "AGAINST" this proposal; its reasons follow the shareholder's proposal and supporting statement.

Shareholder Proposal

The Company has been advised that Walter Knysz, Jr. D.D.S., 300 East Long Lake Road, Suite 311, Bloomfield Hills, Michigan 48304, owner of 68,725 shares of the Company's common stock, intends to present the following proposal at the annual meeting:

RESOLVED: That the Shareholders of Birner Dental Management Services, Inc. believe that, for the purpose of maximizing shareholder value, the Board of Directors should take immediate action to cause the sale, merger or other disposition of Birner.

Shareholder's Statement Supporting the Proposed Resolution

Since going public in 1998, Birner's stock has delivered negative returns and has performed substantially below its peers. Birner's stock price has declined from its public offering price of $28.00 to $4.50 on a split-adjusted basis.

I have been a shareholder of Birner since 1999 and have accumulated a 4.55% interest in Birner. Since 1999, Birner has had a one-for-four reverse stock split to avoid delisting from the Nasdaq Market, and had essentially breakeven operating results. In addition, during that time the Colorado Board of Dental Examiners made allegations against Birner's President over certain treatment procedures and Birner was suspended by one of its managed care dental plans.

During the quarter ended September 30, 2001, Birner apparently realized limited benefits from a series of cost control measures that, while improving profitability in the short term, may be detrimental to Birner in the long term as Birner has contracted the size and scope of its operations.

I am not satisfied with my investment in Birner and I believe Birner needs to merge or be sold to another dental practice management company to give it additional size and markets in which to grow. I believe the value Birner's shareholders can achieve through the sale of Birner is significantly greater than the value that can be achieved by remaining an independent company under existing management.

A company which I control, American Dental Group, Inc. has expressed interest on several occasions in combining with Birner. We have made numerous attempts to contact Birner to discuss what we believe is an attractive offer for Birner's shareholders. In June 2001, we had a meeting with Birner's management with the express purpose of exploring ways to combine our two companies. However, this and other attempts to engage in substantive discussions failed.

While management has announced changes to reduce its cost structure in an attempt to increase shareholder value, I believe these reductions may have the opposite effect in the long run. These changes are not strategic in nature but are designed to merely increase short-term profitability. While I am not insisting that Birner's Board agree to a combination with American Dental Group, Inc. on the terms that have been previously proposed, I do believe that strategic alternatives need to be explored to increase the size, scope and long-term profitability of Birner. Therefore, I believe that Birner's Board must take immediate action for the sale, merger or other disposition of the company. Without this approach, I believe that Birner many continue to contract and become a less valuable dental provider to insurance plans, which will result in further contractions in revenue and net income. For these reasons, I ask that you vote FOR the resolution.

Board of Directors Statement Opposing Shareholder Proposal

The Board of Directors of the Company unanimously recommends that you vote "AGAINST" the shareholder proposal for the following reasons:

During the 2001 calendar year, the Company's stock was up 137% and was the only dental practice management company to show a positive return on its stock. Furthermore, the increase in the Company's stock price during 2001 vastly out-performed all major market indices during 2001. From December 31, 2001 through May 3, 2002, the Company's stock price has increased an additional 127% continuing to out-perform all the major market indices. The Company's stock, as reported in the Denver Post, was the 11th best performing stock for calendar year 2001 and the 8th best performing stock in the first quarter of 2002 relative to all publicly traded companies in the State of Colorado.

Within the Company's current base of 54 offices, there exists significant physical capacity to increase revenues, profits and cash flow. By adding dentists and hygienists to the offices and without adding a single incremental office, management believes that over the next few years the Company can generate annual patient revenues of $60.0 to $65.0 million and earnings before interest, taxes, depreciation and amortization ("EBITDA") of $7.5 to $9.0 million. This opportunity represents a low-risk, non-capital intensive strategy that management has identified and is keenly focused on implementing. Management believes that this opportunity, together with some de novo office developments, is a rational way to grow the Company and will continue to add value to the shareholders over the long-term.

Management believes that the Company is in the early stages of realizing the above-described opportunity. The Company has demonstrated this by reporting profits in each of the second, third and fourth quarters of 2001 as well as for the full year 2001. The Company continues this demonstrated turn-around in 2002, reporting a profitable first quarter. This makes the first time in the Company's history to report four consecutive profitable quarters. In addition to generating increased profits, the Company has also significantly increased cash flow; EBITDA has increased 39.3% from $2.9 million for the twelve-month period ending December 31, 2000 to $4.1 million for the twelve-month period ending March 31, 2002.

To date, the Company has proven itself as one of the most successful dental practice management company's in the United States. The market for dental expenditures in the U.S. is in excess of $60.0 billion and the Company is a financially viable player with a proven track record. The Company has been in business and developing its dental networks for about six and one-half years and management believes it is in the early stages of realizing the opportunity that exists in the market.

By selling the Company at this time, this market opportunity and its potential value to shareholders, which is not currently recognized in the Company's stock price, would be transferred to the acquirer and would only benefit the shareholders of the acquirer. The Company's shareholders would not recognize any of this value.

For these reasons, the Board of Directors of the Company ask that you vote "AGAINST" the shareholder proposal.


                               SECTION 16 REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and beneficial owners of more than 10% of the outstanding shares of the Company to file with the Securities and Exchange Commission reports regarding changes in their beneficial ownership of shares in the Company. To the Company's knowledge and based solely on a review of the
Section 16(a) reports furnished to the Company, Mr. Ciccarelli, Mr. Bathgate and Mr. Valuck were late in filing their Statements of Changes in Beneficial Ownership on Form 4 for the month of June 2001. All other Section 16(a) reports were filed on a timely basis.


                              SHAREHOLDER PROPOSALS

Shareholder proposals for inclusion in the Company's proxy materials relating to the next annual meeting of shareholders must be received by the Company on or before January 10, 2003.


                         2001 ANNUAL REPORT ON FORM 10-K

THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 ACCOMPANIES THIS PROXY STATEMENT AND WAS FILED ELECTRONICALLY WITH THE SECURITIES AND EXCHANGE COMMISSION. SHAREHOLDERS WHO WISH TO OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT (WITHOUT EXHIBITS) ON FORM 10-K SHOULD ADDRESS A WRITTEN REQUEST TO DENNIS N. GENTY, CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER, BIRNER DENTAL MANAGEMENT SERVICES, INC., 3801 EAST FLORIDA AVENUE, SUITE 508, DENVER, COLORADO 80210. THE COMPANY WILL PROVIDE COPIES OF THE EXHIBITS TO THE FORM 10-K UPON PAYMENT OF A REASONABLE FEE.

                                 OTHER BUSINESS

As of the date of this Proxy Statement, management was not aware of any business not described above which would be presented for consideration at the Meeting. If any other business properly comes before the Meeting, it is intended that the shares represented by proxies will be voted in respect thereto in accordance with the judgment of the persons voting them.

The above Notice and Proxy Statement are sent by order of the Board of Directors.



                                /s/ Dennis N. Genty
                                -------------------
                                DENNIS N. GENTY
                                Chief Financial Officer, Secretary and Treasurer

Denver, Colorado
May 10, 2002

PROXY                                                                     PROXY

       Proxy Solicited by the Boardof Directors for the Annual Meeting of
                            Shareholders To be held June 6, 2002

The undersigned hereby appoints Frederic W.J. Birner, Mark A. Birner, D.D.S. and Dennis N. Genty, and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Birner Dental Management Services, Inc., which the undersigned is entitled to vote, at the Annual Meeting of Shareholders (the "Meeting") to be held on Thursday, June 6, 2002, at 10:00 a.m., Mountain Time, at the Company's offices, 3801 East Florida Avenue, Suite 508, Denver, Colorado, and at any and all adjournments thereof for the following purposes:

(1)      Election of Class II Directors:

         FOR the nominees listed below (except as marked to the contrary below)

         WITHHOLD AUTHORITY to vote for the nominees listed below

                                 Dennis N. Genty

                               Steven M. Bathgate

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE LINE IMMEDIATELY BELOW.)



(2) Authorization to increase the number of shares of Common Stock available under the 1995 Employee Stock Option Plan to 329,250 shares.

            FOR                             AGAINST                      ABSTAIN


(3) Shareholder proposal to take immediate action to cause the sale, merger or other disposition of the Company.

            FOR                             AGAINST                      ABSTAIN


(4) In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Meeting.

(back of card)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER (S). IF NO DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING "FOR" ELECTION OF THE NOMINEES FOR DIRECTOR AS SELECTED BY THE BOARD OF DIRECTORS, "FOR" AUTHORIZATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE 1995 EMPLOYEE STOCK OPTION PLAN TO 329,250 SHARES, AND AGAINST THE SHAREHOLDER PROPOSAL.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished therewith. The undersigned hereby revokes any proxies given prior to the date reflected below.

                              Dated
                              -----------------------, 2002
                              -----------------------
                              -----------------------
                              SIGNATURE (S) OF SHAREHOLDER (S)

                              Please  complete,  date and sign  exactly as
                              your name appears hereon.  If sharesare held
                              jointly,   each  holder  should  sign.  When
                              signing     as      attorney,      executor,
                              administrator,trustee, guardian or corporate official, pleaseadd your title.

THIS PROXY IS  SOLICITED  ON BEHALF OF THE BOARD OF  DIRECTORS.  PLEASE SIGN AND
RETURN THIS PROXY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE TO COMPUTERSHARE TRUST COMPANY, INC., AS AGENT FOR THE COMPANY. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.